KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor New York, NY 10001

May 29, 2026

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BNY Mellon International Equity Fund, BNY Mellon Small/Mid Cap Growth Fund, and BNY Mellon Small Cap Value Fund (collectively, the “Funds”), each a series of BNY Mellon Investment Funds I, and, under the date of November 21, 2025, we reported on the financial statements of the Funds as of and for the year ended September 30, 2025. On January 1, 2026, we were dismissed.

We have read the statements made by the Funds included under Item 8 of its N-CSR dated May 29, 2026, and we agree with such statements, except we are not in a position to agree or disagree with the statements in section (b) of Item 8 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.